Exhibit 3.1

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALSET CAPITAL ACQUISITION CORP.

November 2, 2023

Alset Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Alset Capital Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 20, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 31, 2022 (the “Amended and Restated Certificate”).

2. This Amendment No. 2 to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware (“DGCL”).

4. The text of Paragraph (c) of Section 9.1 is hereby amended and restated to read in full as follows:

“(c) In the event that the Corporation has not consummated an initial Business Combination by February 3, 2024, the Sponsor may request that the Board extend the period of time to consummate an initial Business Combination by an additional three months (the “Extension”), provided, that for each Extension: (i) the Sponsor or its affiliates or designees has deposited into the Trust Account an amount equal to one-third of 1% of the aggregate amount then on deposit in the Trust Account following any redemptions in connection with the May 2, 2023 amendment to this Amended and Restated Certificate in exchange for a non-interest bearing, unsecured promissory note; and (ii) there has been compliance with any applicable procedures relating to the Extension in the trust agreement by and between the Corporation and Wilmington Trust, National Association, as amended. If the Sponsor requests an Extension, then the following applies: (iii) the gross proceeds from the issuance of such promissory note referred to in (i) above will be added to the offering proceeds in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX; (iv) if the Corporation completes its initial Business Combination, it will, at the option of the Sponsor, repay the amount loaned under the promissory note out of the proceeds of the Trust Account released to it or issue securities of the Corporation in lieu of repayment in accordance with the terms of the promissory note; and (v) if the Corporation does not complete a Business Combination by the Deadline Date, the Corporation will not repay the amount loaned under the promissory note until 100% of the Offering Shares have been redeemed and only in connection with the liquidation of the Corporation to the extent funds are available outside of the Trust Account.

IN WITNESS WHEREOF, Alset Capital Acquisition Corp. has caused this Amendment No. 2 to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

ALSET CAPITAL ACQUISITION CORP.

By:	/s/ Rongguo Wei
Name:	Rongguo Wei
Title:	Chief Financial Officer